News Release

QEP Resources Announces Agreement to Sell Williston Basin Assets for up to $1.725 Billion

DENVER -November 7, 2018 - QEP Resources, Inc. (NYSE: QEP) ("QEP" or the "Company") announced today that its wholly owned subsidiary, QEP Energy Company, entered into a definitive agreement to sell its assets in the Williston Basin to Vantage Acquisition Operating Company, LLC, a wholly-owned subsidiary of Vantage Energy Acquisition Corp. (Nasdaq:VEAC) ("Vantage") for a purchase price of up to $1.725 billion, subject to purchase price adjustments. The purchase price is comprised of $1.65 billion in cash and contractual rights to receive up to $50 million and $25 million in Vantage common stock if the daily volume weighted average trading price of Vantage’s common stock for 10 out of 20 consecutive trading days is at or above $12 per share and $15 per share, respectively. QEP shall be entitled to the equity consideration if the share price thresholds are met at any time during the five year period following closing of the transaction.
"The Williston Basin assets have been a significant contributor to QEP for many years and were critical in our pivot towards a more oil-focused portfolio," commented Chuck Stanley, Chairman, President and CEO of QEP. "This transaction marks an important milestone in simplifying our asset portfolio as we continue on our path to becoming a Permian pure-play operator. We intend to use the proceeds from asset sales to fund the ongoing development of our core Permian assets, reduce debt, and return cash to shareholders through a share repurchase program."

The agreement provides for the sale of all of QEP's assets in North Dakota and Montana, which includes the Company's South Antelope and Fort Berthold leasehold in the Williston Basin. The transaction has an effective date of July 1, 2018, is subject to certain conditions, including, but not limited to, Vantage shareholder and regulatory approvals, and is expected to close late in the first quarter or early in the second quarter 2019.

The Company will discuss the agreement on its third quarter 2018 results conference call on Thursday, November 8, 2018 beginning at 9:00 a.m. EST. Conference call details are provided below.

BMO Capital Markets served as financial advisor and Latham & Watkins LLP provided legal counsel to QEP. Citigroup Global Markets, Inc. and Goldman, Sachs & Co. served as financial advisors and Vinson & Elkins LLP provided legal counsel to Vantage.

Third Quarter 2018 Results Conference Call

QEP’s management will discuss third quarter 2018 results in a conference call on Thursday November 8, 2018, beginning at 9:00 a.m. EST. The conference call can be accessed at www.qepres.com. You may also participate in the conference call by dialing (877) 869-3847 in the U.S. or Canada and (201) 689-8261 for international calls. A replay of the teleconference will be available on the website immediately after the call through December 8, 2018, or by dialing (877) 660-6853 in the U.S. or Canada and (201) 612-7415 for international calls, and then entering the conference ID # 13683693.

About QEP Resources

QEP Resources, Inc. (NYSE:QEP) is an independent crude oil and natural gas exploration and production company with operations in two regions of the United States: the Southern Region (primarily Texas and Louisiana) and the Northern Region (primarily North Dakota).

Forward-Looking Statements

This release includes forward-looking statements within the meaning of Section 27(a) of the Securities Act of 1933, as amended, and Section 21(e) of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by words such as "anticipates," "believes," "forecasts," "plans," "estimates," "expects," "should," "will" or other similar expressions. Such statements are based on management’s current expectations, estimates and projections, which are subject to a wide range of uncertainties and business risks. These forward-looking statements include, but are not limited to, statements regarding: the total consideration to be received by QEP, benefits of the sale of the Williston assets, including the ability of the divestiture to strengthen QEP’s balance sheet, fund future development projects and fund the share repurchase program; the estimated reserves to be divested; the estimated percentages of liquids and production associated with the assets included in the divestiture; and the timing of the closing of the divestiture. Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including, but not limited to: (i) the occurrence of any event, change or other circumstance that could delay the transaction or give rise to the termination of the agreement related thereto; (ii) the outcome of any legal proceedings that may be instituted against QEP or Vantage following announcement of the transaction; (iii) the inability to complete the transaction due to the failure to obtain approval of Vantage’s shareholders, or other conditions, including regulatory approval, to closing in the transaction agreement; (iv) the risk that the proposed transaction disrupts QEP’s current plans and operations as a result of the announcement of the transactions, including the distraction of management and QEP’s employees; (v) costs related to the transaction; (vi) changes in applicable laws or regulations; (vii) Vantage’s stock price failing to trade above the strike prices; and (viii) the possibility that QEP may be adversely affected by other economic, business and/or competitive factors; and the other risks discussed in the Company’s periodic filings with the Securities and Exchange Commission, including the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017. QEP undertakes no obligation to publicly correct or update the forward-looking statements in this news release, in other documents, or on the website to reflect future events or circumstances. All such statements are expressly qualified by this cautionary statement.

Contact

Investors & Media:
William Kent, IRC
303-405-6665